SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 12, 2008

AARON RENTS, INC.

(Exact name of Registrant as Specified in its Charter)

Georgia	1-13941	58-0687630
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

309 E. Paces Ferry Road, N.E. Atlanta, Georgia	30305-2377
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (404) 231-0011

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 12, 2008, Aaron Rents, Inc., a Georgia corporation (the “Company”), entered into an Asset Purchase Agreement (the “Agreement”) with CORT Business Services Corporation, a Delaware corporation (“CORT”), pursuant to which the Company has agreed to sell substantially all of the assets of its Aaron’s Corporate Furnishings division (the “ACF Division”) to CORT, and to transfer certain of the ACF Division’s liabilities to CORT. The ACF Division, which currently operates at 47 locations, is primarily engaged in the business of renting and selling residential furniture, electronics, appliances, housewares and accessories.

The consideration for the assets will consist of $72 million in cash plus payments for certain accounts receivable of the ACF Division, subject to certain adjustments, including for differences in the amount of the ACF Division’s inventory at closing and in the monthly rent potential of the ACF Division’s merchandise on rent at closing as compared to certain benchmark ranges set forth in the Agreement. The assets being transferred include all of the ACF Division’s rental contracts with customers and certain other contracts, certain inventory and accounts receivable, and store leases or subleases for 26 locations. CORT is assuming performance obligations under transferred rental and certain other contracts and customer deposits. The Company is retaining other liabilities of the ACF Division, including its accounts payable and accrued expenses.

Closing of the transaction is subject to certain customary conditions set forth in the Agreement, including antitrust regulatory clearance.

Item 7.01 Regulation FD Disclosure.

A copy of the Company’s press release announcing the sale of substantially all of the assets of the ACF Division to CORT is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of the Company dated September 15, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AARON RENTS, INC.

By:	/s/ Robert P. Sinclair, Jr.
Date: September 18, 2008	Robert P. Sinclair, Jr. Vice President, Corporate Controller

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